Amendment to

             Certificate of Designations, Rights and Preferences of

                      Series E Convertible Preferred Stock

                                       of

                        Rush Financial Technologies, Inc.

It is certified that:

         A. The name of the company is Rush Financial Technologies, Inc., a Texas corporation (hereinafter the "Company").

         B. The Articles of Incorporation of the Company, as amended, authorizes the issuance of 1,000,000 shares of Preferred Stock, $10.00 par value per share, and expressly vests in the Board of Directors of the Company the authority provided therein to issue all of said shares in one or more series by means of resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

         C. The Board of Directors of the Company, pursuant to the authority expressly vested in it, adopted a resolution (which resolution was duly adopted by all necessary action on the part of the Company) creating the Series E Convertible Preferred Stock (the "Series E Preferred") and filed the Certificate of Designations, Rights and Preferences of the Series E Preferred (the "Designation") on December 8, 2005.

         D. No shares of Series E Preferred have been issued by the Company.

         1. Section 1 of the Designation is hereby amended to add a new sentence at the end of such Section as follows:

                  "The purchase price of the Series E Preferred Stock is $1,000 per share (the "Purchase Price")."

         2. Section 3(a) of the Designation is hereby amended in its entirety to read as follows:

         "Automatic Conversion. Each issued and outstanding share of Series E Preferred Stock shall automatically convert upon the filing by the Company of an amendment (the "Amendment") to its Articles of Incorporation, increasing the number of authorized shares of Common Stock to 500,000,000 shares, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series E Preferred Stock) by the Conversion Rate. The "Conversion Rate" shall initially be equal to 6,667 shares of Common Stock for each share of Series E Preferred Stock. This initial Conversion Rate shall be subject to adjustment as hereinafter provided."


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

         IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate of Designations, Preferences and Rights for Series E Convertible Preferred Stock and do affirm the foregoing as true this 6th day of March, 2006.



                                         //D. M. Moore, Jr.//
                                         ------------------------------------
                                         D. M. Moore, Jr., President

















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